Exhibit 10.1

GREEN MOUNTAIN COFFEE ROASTERS, INC.

2008 CHANGE-IN-CONTROL

SEVERANCE BENEFIT PLAN

1. PURPOSE

Green Mountain Coffee Roasters, Inc. (the “Company”) adopts the 2008 Change-in-Control Severance Benefit Plan (the “Plan”) with the intent of assuring that it will have the benefit of continuity of management in the event of any actual or threatened change in control.

2. DEFINITIONS

“Accountants”: the independent public accounting firm most recently serving as the Company’s outside auditors prior to the Change in Control, or such other accounting or benefits consulting firm as the Company may designate prior to a Change in Control.

“Base Salary”: in the case of any Participant, the Participant’s annual rate of base salary as in effect immediately prior to the date of the Participant’s Qualifying Termination (or, if higher, his or her annual rate of base salary as in effect immediately prior to the Change in Control).

“Benefits”: the payments and benefits described in Section 5 of the Plan.

“Board”: the Board of Directors of the Company; provided, that the Board of Directors may delegate its duties and responsibilities under the Plan to a committee of the Board of Directors, in which case all references herein to “Board” (other than the reference to “Board” in the definition of “Change in Control”) shall be deemed to refer to such committee.

“Bonus”: in the case of any Participant, whichever of the following is the greater: (i) the annual average of the annual bonuses or other annual incentive compensation amounts paid in cash to the Participant (or that would have been so paid absent deferral) by the Company in its three most recent fiscal years ended prior to the date of the Participant’s Qualifying Termination or the three most recent fiscal years ended prior to the Change in Control if greater, or (ii) the Participant’s target incentive bonus for the fiscal year in which the Change in Control occurs.

“Business Combination”: a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company.

“Cause”: in the case of any Participant, any or any combination of the following: (i) commission by the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the Participant thereof; (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company.

“Change in Control”: A Change in Control shall be deemed to have occurred upon the occurrence of any of the following:

(a) any Person (excluding (i) any employee benefit plan of the Company or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (i) Robert Stiller, members of his family and trusts for their benefit) become(s) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right); provided, that if a Person (subject to the exclusions set forth in (a)(i) and (a)(ii) above) becomes the “beneficial owner” (as defined above) of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right), no Change in Control shall be deemed to have occurred by reason thereof under this paragraph (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the Incumbent Directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person;

(b) there is consummated a Business Combination unless, following such Business Combination, (i) the Persons who were the beneficial owners (as defined in paragraph (a)) of the equity securities of the Company entitled to vote for members of the Board beneficially own (as so defined), directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no Person (excluding any entity resulting from such Business Combination or any entity or individual described in (a)(i) or (a)(ii) or that would be so described if the resulting entity were substituted for “the Company and its subsidiaries” in (a)(i)) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(c) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

“Code”: the federal Internal Revenue Code of 1986, as amended. References to the Code shall be deemed to incorporate applicable Treasury Regulations and other applicable Internal Revenue Service guidance.

“Effective Date”: the date on which the Plan is adopted by the Board.

“Exchange Act”: the Securities Exchange Act of 1934.

“Good Reason”: as defined in Section 6 of the Plan.

“Incumbent Directors”: the individuals who, as of the Effective Date, constituted the Board of Directors of the Company; provided, that any individual who becomes a member of the Board subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.

“Participant”: subject to Section 3 of the Plan, any key employee of the Company or of a subsidiary of the Company whom the Board has selected to participate in the plan.

“Person”: any “person” or “group” as such terms are used in Sections 13(d) or 14(d) of the Exchange Act.

“Plan”: the Green Mountain Coffee Roasters, Inc. 2008 Change in Control Severance Benefit Plan set forth herein, as the same may from time to time be amended and in effect. As applied to any Participant, the Plan shall be deemed modified by the provisions of the Participant’s Plan Agreement, if any.

“Plan Agreement”: an agreement described in Section 4 of the Plan.

“Qualifying Termination”: in the case of any Participant, termination of the Participant’s employment with the Company and its subsidiaries in the twelve (12) months immediately following, or in the three (3) months immediately prior to, a Change in Control by reason of (i) an involuntary separation by the Company other than for Cause; or (ii) a voluntary separation by the Participant for Good Reason. A termination will be treated as one described in clause (ii) of the preceding sentence only if the Participant gives the Company written notice of the events or circumstances constituting Good Reason within ninety (90) days of the initial existence or occurrence of those events or circumstances, the Company fails to cure within thirty (30) days of receipt of such notice, and the Participant’s separation occurs not later than thirty (30) days after the end of the cure period.

“Section 280G”: Section 280G of the Code.

“Section 409A”: Section 409A of the Code.

“Section 4999”: Section 4999 of the Code.

3. PARTICIPATION

A key employee once designated a Participant shall continue to be a Participant (subject to satisfaction of the requirements set forth in Section 4 below) until the earlier of (a) the date (not later than the date that is three (3) months prior to the date of a Change in Control) on which the Board determines that he or she is no longer eligible to participate in the Plan (as evidenced by written notice thereof), and (b) the date he or she ceases to be employed by the Company; provided, that a Participant who ceases to be employed by the Company by reason of a Qualifying Termination shall continue to be treated as a Participant with respect to any benefits related to such Qualifying Termination until they have been paid or provided in full.

4. AGREEMENT OF PARTICIPANTS

As a precondition to participation in the Plan, the Board may require that a key employee who is designated a Participant enter into a written agreement (a “Plan Agreement”) in accordance with procedures prescribed by and in a form acceptable to the Board. Each Plan Agreement shall contain (a) the Participant’s binding commitment to the effect that once any Person other than the Company, a direct or indirect subsidiary of the Company, or an employee benefit plan of the Company or any such subsidiary begins a tender or exchange offer or a solicitation of proxies from the Company’s security holders or takes other actions to effect a Change in Control, the Participant will not voluntarily terminate his or her employment with the Company until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred; and (b) such other terms, if any, as the Board may specify, which may (if the Board so provides) deviate from the terms generally set forth in the Plan.

5. BENEFITS

A Participant who separates from the service of the Company and its subsidiaries by reason of a Qualifying Termination shall receive the following:

(a) The Company shall pay to the Participant in cash, within five (5) days of the date of the Qualifying Termination (provided; that if a termination otherwise constituting a Qualifying Termination occurs prior to the occurrence of the Change in Control it shall be deemed a Qualifying Termination for purposes of this Section 5(a) only if and at the time the Change in Control occurs), the sum of (i) all salary earned by the Participant as of the date of termination but not yet paid, (ii) the Participant’s accrued vacation earned through the date of termination, (iii) an amount equal to the Participant’s target incentive bonus, if any, for the fiscal year in which termination occurs, multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such year and the date of termination and the denominator of which is 365; and (iv) an amount equal to the sum of the Participant’s Base Salary and Bonus.

(b) Provided that he or she elects so-called “COBRA” continuation coverage, if available, the Participant, together with his or her dependents, will continue (i) for the duration of the “coverage continuation period” (as hereinafter defined) to be eligible to participate at the Company’s expense (subject to any applicable waiting periods or similar requirements to the extent such requirements had not been satisfied prior to the date of termination, and subject to the payment by the Participant or his or her dependents of premiums, co-pays or similar amounts at rates not greater than those applicable immediately prior to the Change in Control to active employees and their dependents) in all medical and dental group health plans or programs maintained or sponsored by the Company immediately prior to the Change in Control, and (ii) after the coverage continuation period and for the duration of the COBRA period, if any, to participate in accordance with the rules set forth in the relevant plans and applicable law. For purposes of this subsection, the “coverage continuation period” means the one (1) year period following the Participant’s Qualifying Termination. Notwithstanding the foregoing provisions of this subsection, if the Participant becomes reemployed by another employer and is eligible (together with his or her dependents) for medical or dental insurance coverage that is substantially equivalent to the coverage of the same type that he or she (and his or her dependents) were entitled to receive under this subsection, the Company’s obligation to the Participant and his or her dependents under this subsection shall, to the maximum extent permissible under applicable law, cease with respect to that type of coverage.

(c) Each Company stock option or other stock-based award held by the Participant prior to the Change in Control that is assumed (including any substitute award) in the Change in Control and that is not otherwise vested and, if applicable, exercisable shall be vested (and, in the case of an award requiring exercise, exercisable) not later than immediately prior to the Change in Control. Subject to the foregoing, each such award shall be subject to the terms of the plan and any agreement pursuant to which such award was granted.

6. “GOOD REASON”

The following shall constitute “Good Reason” for purposes of the definition of “Qualifying Termination”:

(d) Any action by the Company which results in a material diminution in Participant’s position, authority, duties or responsibilities immediately prior to the Change in Control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not, in and of itself, constitute Good Reason hereunder; or

(e) Any material reduction in the Participant’s rate of annual base salary; or

(f) Any material reduction in the retirement and welfare benefits made available to the Participant or any materially adverse change in the terms on which those benefits are made available; or

(g) Any requirement by the Company that the Participant be based at any office or location that is more than 50 miles distant from the Participant’s base office or work location immediately prior to the Change in Control.

7. COORDINATION WITH CERTAIN CODE PROVISIONS

Payments under Section 5 shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G, to or for the benefit of the Participant) would be limited or precluded by Section 280G and without regard to whether such payments (or any other “parachute payments” as so defined) would subject the Participant to the federal excise tax levied on certain “excess parachute payments” under Section 4999; provided, that if the total of all payments to or for the benefit of the Participant, after reduction for all federal taxes (including the tax described in Code Section 4999, if applicable, with respect to such payments) (the “Participant’s total after tax payments”), would be increased by the limitation or elimination of any payment under Section 5, such amounts payable hereunder shall be reduced to the extent, and only to the extent, necessary to maximize the Participant’s total after tax payments.

The determination as to whether and to what extent payments under Section 5 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Accountants. In the event that any payments under Section 5 are required to be reduced as described in this Section 7, the adjustment will be made, first, by reducing the cash payments, if any, due to the Participant pursuant to Section 5(a); second, if additional reductions are necessary, by reducing the benefits due to the Participant under Section 5(b); and third, if additional reductions are still necessary, by eliminating the accelerated vesting of equity-based awards described in Section 5(c), starting with those awards for which the amount required to be taken into account under the Section 280G rules is the greatest. In the event of any underpayment or overpayment under Section 5 as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Participant or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8. BINDING EFFECT ON SUCCESSOR ENTITY

The Plan and the Company’s obligations under the Plan shall be binding upon, and the Company shall require the Plan and the Company’s obligations thereunder to be assumed by, any successor to all or substantially all of the Company’s business (whether by merger, consolidation, stock sale, sale of assets or otherwise).

9. PAYMENT OBLIGATIONS ABSOLUTE

Upon a Qualifying Termination the Company’s obligations to pay the Benefits described in Section 5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan and, except as otherwise provided in Section 5(c), in no event shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

10. LIMITED EFFECT

Nothing herein or in any Plan Agreement shall be construed as giving any Participant a right of continued employment or as limiting the Company’s right to terminate a Participant’s employment, subject, in the case of any Qualifying Termination, to the payment of the Benefits.

11. AMENDMENT AND TERMINATION

The Board may amend the Plan at any time and from time to time, and may terminate the Plan at any time; provided, that no action purporting to amend or terminate the Plan that is approved by the Board on or after the date that falls three (3) months before a Change in Control and that, if effective, would adversely affect the rights of any Participant hereunder with respect to such Change in Control, shall affect those rights without the Participant’s express written consent.

12. OTHER BENEFITS

Notwithstanding anything herein to the contrary, no individual shall be eligible to participate in the Plan who is party to an employment agreement, severance agreement, change in control agreement or similar agreement with the Company or any of its subsidiaries that provides for payments or benefits in connection with a change in ownership or control of the Company (including any such payments or benefits upon a separation from service in connection with a change in ownership or control) (a “separate individual agreement”); provided, that an employee party to a separate individual agreement who waives his or her rights thereunder in a manner that does not result in an impermissible deferral or acceleration of compensation under Section 409A shall not be deemed ineligible to participate in the Plan by reason of this sentence. Benefits payable or provided to a Participant hereunder shall reduce the amount of severance payments and comparable benefits to which the Participant is entitled under any plan or program sponsored by the Company or under any similar arrangement entered into by the Company and the Participant, including, but not limited to, employment agreements.

13. SECTION 409A

The Plan and the Benefits, if any, payable hereunder are intended to qualify for the short-term exception to the requirements of Section 409A, and the Plan (including all Plan Agreements) shall be construed accordingly. Notwithstanding anything to the contrary in the Plan (including any Plan Agreement), neither the Company, nor any subsidiary, nor any person acting on behalf of the Company, or any subsidiary, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment of the Benefits to satisfy the requirements of Section 409A.

14. WITHHOLDING

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to a Participant shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

15. NO ASSIGNMENT

The rights of Participants and beneficiaries under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such Participants and beneficiaries.

16. PLAN TO BE UNFUNDED, ETC.

The Plan is intended to create an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive the Benefits shall be no greater than the right of an unsecured general creditor of the Company. All Severance Payments shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant or beneficiary any right, title, or interest in and to any specific assets of the Company.